Moody National REIT I, Inc. S-11/A

EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 7 to Registration Statement No. 333-150612 on Form S-11 of our report dated February 27, 2012, relating to the consolidated financial statements of Moody National REIT I, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Moody National REIT I, Inc. for the year ended December 31, 2011, and to the reference to us, under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
February 27, 2012